Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2012 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 1, 2012 -- ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2012.

The Company reported a net loss of $431,000 or $0.01 per share for the quarter ended September 30, 2012, compared to a net loss of $2,260,000 or $0.04 per share for the quarter ended September 30, 2011.  For the nine-month period ended September 30, 2012, the Company reported a net loss of $5,576,000 or $0.09 per share, compared to a net loss of $14,530,000 or $0.28 per share for the same period in 2011.

At September 30, 2012, the Company had a total of $140,158,000 in cash, equivalents and marketable securities.

Recent Operational Developments

Tivantinib (ARQ 197)
•	Agreement with the U.S. FDA on a Special Protocol Assessment (SPA) for the design of a pivotal Phase 3 trial of tivantinib as single agent therapy in patients with hepatocellular carcinoma (HCC);
•	Recommendation by the Data Monitoring Committee (DMC) of the MARQUEE trial of tivantinib and erlotinib to stop the study early for futility following a planned interim analysis;
•	Discontinuation of the ATTENTION trial of tivantinib and erlotinib in Asia.

Earlier-stage pipeline
•	Advancement of ARQ 087, an inhibitor of fibroblast growth factor receptor (FGFR), toward clinical testing.

“Recent developments in the tivantinib non-small cell lung cancer clinical development program have re-focused our near-term efforts on the commencement of a Phase 3 trial with tivantinib as single agent therapy in second-line HCC,” said Paolo Pucci, chief executive officer of ArQule. “We will be conducting this trial under the recently announced SPA, and our determination to pursue this trial in a timely fashion is fueled by the recognition of the high unmet need among patients suffering from this disease.

“The MARQUEE trial, fully enrolled early this year, will be stopped for futility at the interim analysis following the recommendation of the DMC, which was focused on the primary endpoint of overall survival in the intent-to-treat population,” said Mr. Pucci.  “Data will continue to be compiled to a mature cut-off point, and patients who were on study drug treatment at the time of the DMC recommendation will have the opportunity to remain on treatment at their physician’s discretion. Following final database compilation and analyses, complete trial results will be presented in a scientific forum.

“With respect to the ATTENTION trial, Kyowa is discontinuing that study as announced earlier this week based on a recommendation by the trial’s Safety Review Committee,” said Mr. Pucci.  “Complete data from the trial are expected in the second half of 2013.

“Our financial position continues to be strong,” said Mr. Pucci, “and we expect to conclude this year with between $127 million and $130 million in cash, equivalents and marketable securities.”

Revenues and Expenses

The Company reported total revenues of $10,944,000 for the quarter ended September 30, 2012, compared to revenues of $11,954,000 for the quarter ended September 30, 2011.  Revenues for the nine months ended September 30, 2012 were $31,271,000, compared to revenues of $30,806,000 for the nine months ended September 30, 2011.

The $1.0 million revenue decrease in the three month period is due to revenue decreases of $4.6 million from the $10 million milestone payment received from Kyowa Hakko in the third quarter of 2011 and $3.0 million from the Company’s Daiichi Sankyo AKIP™ agreement, partially offset by an increase of $0.6 million from the Company’s Daiichi Sankyo ARQ 092 agreement, and lower contra-revenue of $6.0 million associated with the Daiichi Sankyo tivantinib agreement.

The $0.5 million revenue increase in the nine month period is due to lower contra-revenue of $11.3 million associated with the Company’s Daiichi Sankyo tivantinib agreement, and revenue increases of $1.2 million from the Daiichi Sankyo AKIP™ agreement and $2.2 million from the Daiichi Sankyo ARQ 092 agreement. These revenue increases were partially offset by a $10.2 million decrease in revenue recognized on the $25 million MARQUEE milestone payment received from Daiichi Sankyo in the first quarter of 2011 and a $4.0 million decrease in revenue recognized on the $10 million milestone payment received from Kyowa Hakko in the third quarter of 2011.

For the quarter ended September 30, 2012, the Company reported total costs and expenses of $11,533,000, compared to total costs and expenses of $14,235,000 for the quarter ended September 30, 2011.  Total costs and expenses for the nine months ended September 30, 2012 were $37,220,000, compared to $45,559,000 for the same period in 2011.

Research and development costs for the three and nine-month periods ended September 30, 2012 were $8,146,000 and $26,720,000 respectively, compared with $11,108,000 and $35,337,000 for the 2011 three and nine-month periods. Research and development expense in the three months ended September 30, 2012 decreased primarily due to lower spending of $1.6 million on outsourced clinical and product development costs related to our Phase 1 and 2 programs for tivantinib, $0.8 million on preclinical costs and $0.5 million on lower labor related costs. Research and development expense in the nine months ended September 30, 2012 decreased primarily due to lower spending of $5.2 million on outsourced clinical and product development costs related to our Phase 1 and 2 programs for tivantinib, $2.1 million on preclinical costs and $0.9 million on lower labor related costs.

General and administrative costs for the three and nine-month periods ended September 30, 2012 were $3,387,000 and $10,500,000, respectively, compared with $3,127,000 and $10,222,000 for the 2011 three and nine-month periods.

Financial Guidance

The Company is revising its financial guidance for 2012 based on the following considerations.  As a result of the October 2012 decision to terminate the MARQUEE trial, the development period for recognition of revenue from the Company’s tivantinib collaboration agreement with Daiichi Sankyo has been extended to June 2015.  Consequently, commencing with the fourth quarter of 2012, revenue will be recognized over this new development period.  In addition, the Company anticipates a reduction in expenses in 2012 related primarily to lower outsourced costs related to tivantinib and pre-clinical development programs.

For 2012 ArQule expects net use of cash to range between $35 and $38 million.  Revenues are expected to range between $34 and $37 million.  Net loss is expected to range between $12 and $15 million.  Net loss per share is expected to range between $(0.20) and $(0.25) for 2012.  ArQule expects to end 2012 with between $127 and $130 million in cash and marketable securities.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Thursday, November 1, 2012
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning approximately two hours after its completion for seven days and can be accessed by dialing toll-free 1-855-859-2056 and 1-404-537-3406 from outside the U.S.  For archived calls, the access code is 53861797.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline consists of ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2012 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2012) and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 (an AKT inhibitor), ARQ 621 (an Eg5 inhibitor), ARQ 736 (a RAF kinases inhibitor) and ARQ 087 (an FGFR inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)

Research and development revenue	$10,944	$11,954	$31,271	$30,806

Costs and expenses:
Research and development	8,146	11,108	26,720	35,337
General and administrative	3,387	3,127	10,500	10,222
Total costs and expenses	11,533	14,235	37,220	45,559

Loss from operations	(589)	(2,281)	(5,949)	(14,753)

Interest income	150	77	294	244
Interest expense	(7)	(6)	(19)	(18)
Other income (expense)	15	(50)	98	(3)

Net loss	(431)	(2,260)	(5,576)	(14,530)

Unrealized gain (loss) on marketable securities	273	(144)	166	(80)
Comprehensive loss	$(158)	$(2,404)	$(5,410)	$(14,610)

Basic and diluted net loss per share:
Net loss per share	$(0.01)	$(0.04)	$(0.09)	$(0.28)

Weighted average basic and diluted common shares outstanding	62,224	53,534	58,987	52,495

Balance sheet data (in thousands):	September 30, 2012	December 31, 2011

Cash, equivalents and marketable securities- short term	$82,760	$68,168
Marketable securities- long term	57,398	40,475
	$140,158	$108,643

Total assets	$144,675	$117,051

Notes payable	$1,700	$1,700

Stockholders’ equity	$85,371	$29,729

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